Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated January 13, 2006 with respect to the financial statements of BELAC LLC included in this annual report (Form 10 K) of Sequa Corporation for the year ended December 31, 2005.

Kerkering, Barberio & Co., P.A.

/s/   Kerkering Barberio & Co.

Sarasota, Florida

March 1, 2006